Exhibit 99.1

L&L International Holdings Closes Institutionally Led Financing

On 6:00 am EST, Tuesday November 10, 2009

SEATTLE, Nov. 10 /PRNewswire-FirstCall/ -- L&L International Holdings, Inc. (OTC Bulletin Board: LLFH - News; "L&L" or the "Company"), a U.S.-based company operating coal businesses in China, today announced that the Company has closed on an institutionally led financing of approximately $3.2 million.

Further to a financing completed by the Company in October, the additional funds are intended to further expand the business through accretive acquisitions.

"We are very pleased with the completion of this additional institutional financing. It offers us the ability to shore up our balance sheet while we expand profitable coal operations," said Dickson Lee, Chairman and Chief Executive Officer of L&L.

The Company announced in October of 2009 that it had executed an agreement with Hon Shen Coal Company Ltd. ("Hon Shen"), located in Yunnan Province, China, to acquire a 93% interest in Hon Shen's coking facilities, and acquired an additional 28% equity interest in Hon Shen's coal-washing facilities for a total purchase price of $8.18 million consisting of both cash and common stock. Through the agreement, L&L 1) increased its controlling interest in Hon Shen coal washing from 65% to 93%; and 2) acquired a 93% controlling interest in Hon Shen coking facilities.

About L&L International Holdings

Founded in 1995 and headquartered in Seattle, Washington, L&L serves the vast energy market in China through its various coal operations. Please visit Company's website at http://www.lnlinternational.com.

Forward-Looking Statements

The statements contained market trends and Company's future performance that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

Investor Relations: BPC Financial Marketing John Baldissera 800-368-1217 RedChip Companies, Inc. Dave Gentry (800) 733-2447, Ext. 104 info@redchip.com

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